Exhibit 99.(2)(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-            ) on Form N-2 of our report dated November 21, 2014, relating to the statement of assets and liabilities of Miller/Howard High Income Equity Fund appearing in the Statement of Additional Information, which is included in Registration Statement No. 333-173849 declared effective on November 24, 2014, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statement” in the Statement of Additional Information, which are included in Registration Statement No. 333-173849 declared effective on November 24, 2014 and incorporated by reference herein.

Milwaukee, WI

November 24, 2014